                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                            Acorn Investment Trust
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Notes:

                     Acorn Fund: Investing in Future Growth

      Fee proposal training script for shareholder service representatives

                               September 30, 1997

This material will be used for training of shareholder services representatives.

Proposal: To adjust Acorn Fund's fee.

 . With the proposed fee increase, Acorn Fund's total expense ratio remains well below the average small cap equity mutual fund expense ratio.

 . We strongly believe Acorn Fund remains an extremely good value for its shareholders. The total expense ratio represents all fund expenses -- management fee, shareholder servicing costs, fund accounting, custody costs, transfer agent costs, legal and reporting fees.

 . There are no hidden costs -- no 12b-1 fees, sales charges, front-end charges or back-end charges.

 . Acorn Fund's current and proposed fees and expenses are:

                                     For the 6 months ended 6/30/97
                                     ------------------------------
                                Current                        Proposed
                                -------                        --------
Management Fee                   .44%                             .69%
Total Expense Ratio              .57%                             .87%


The proposed ratios are pro forma, annualized calculations assuming the proposed fees had been in effect throughout the period.

How does the proposed fee compare with other mutual fund fees?

The industry average as reported by Lipper Analytical Services, Inc. tells the story. As you can see, Acorn Fund's proposed fee is well below the average equity mutual fund fee!

                       Retail    Taxable
                       Money      Fixed     General     Mid
                       Market     Income    Equity      Cap      Acorn
Management Fee          .36%       .49%      .73%       .76%      .69%
Total Expense Ratio     .73%      1.08%     1.46%      1.46%      .87%

 . And with no 12b-1 fees or front-end or back-end charges. Acorn Fund remains an excellent value for its shareholders.


The management fee and total expense ratios for Acorn Fund are pro forma annualized figures for the six months ended June 30, 1997, calculated as if the proposed fees had been in effect throughout that period. The industry averages are from Lipper Analytical Services, Inc. and include the most recent fiscal data available as of August 16, 1997 for all funds tracked by Lipper in the following categories: retail money market funds; taxable fixed income funds; general equity funds and mid cap funds.

How does the proposed Acorn fee compare to other small cap mutual funds?

Our proposed fee is much lower than the average small cap mutual fund.

 . Proposed Acorn Total Expense Ratio -- .87%
 . Average small cap mutual fund total expense ratio -- 1.50%

 . Proposed Acorn Fund management fee -- .69%
 . Average small cap mutual fund management fee -- .79%

What's more....

Of the 396 small company mutual funds tracked by Lipper, 90% of these funds (or 369 funds) had total expense ratios in their most recent fiscal years higher than the total expense ratio proposed for Acorn Fund.

The proposed Acorn Fund total expense ratio and management fee are pro forma annualized calculations for the six months ended June 30, 1997 assuming the proposed fee arrangements had been in effect throughout that period. Information on the total expense ratios and management fees for all small cap funds was prepared by Lipper Analytical Services, Inc., and includes the most recent available fiscal year data for all 396 mutual funds (including Acorn Fund and Acorn USA) included in the Lipper small company funds category as of August 20, 1997.

What factors did the Acorn trustees consider in approving this fee adjustment?

The trustees considered a variety of factors including the performance of Acorn Fund compared to benchmarks, comparative fees and expense ratios, and the reasonableness of the proposed increase in the advisory fees for Acorn Fund in view of the fees paid by similar mutual funds. In their deliberation, the trustees utilized reported prepared by Lipper Analytical Services, Inc. and Morningstar, Inc., both well recognized, independent services that monitor mutual fund expenses and performance.

The trustees noted that the impact of the proposed fee on the average annual total return of Acorn Fund over its life would not have been significant and, even with the proposed fee, Acorn Fund would still have one of the lowest expense ratios in the Lipper selected universe of 66 retail bank-related and nonbank small company growth funds having average net assets greater than $250 million.

The trustees found that the rate of advisory fee paid by Acorn Fund to WAM under the old advisory agreement was 31 basis points (about 40%) lower than the median expense ratio of 1.41% for the 66-fund Lipper comparison group. In addition, the board noted Lipper's conclusion that Acorn Fund's total expense ratio (.57%) for 1996 was 84.1 basis points (about 60%) lower than the median expense ratio of 1.41% for that group.

Acorn's proxy statement contains a detailed description of the factors considered by the trustees, on pages 6 to 10.

What is the purpose of the fee increase?

We want Acorn Fund to remain one of the premier small cap funds and to serve investors even better. To do that, we have to be sure that Acorn's adviser, Wanger Asset Management, can:

 . Continue to compete for top analytical talent by providing an exciting, motivating and rewarding environment for analysts and client servicing staff;

 . Increase client servicing staff; and

 . Improve internal systems.

Why does Wanger Asset Management need more analysts?

Finding good small company stocks is very labor intensive. WAM adds value by researching and investing in "lesser known" names. The analysts at WAM don't want to own yesterday's celebrity stocks, they want tomorrow's. WAM analysts are stock market talent scouts who add value by doing their own homework, rather than following the pack. So, WAM analysts meet with management, go on factory tours and talk with suppliers and competitors as much as possible. Finding a good small company stock takes time and energy (and a lot of travel).

 . Today, Acorn Fund has over 250 stocks in the portfolio, and the universe of smaller companies is growing rapidly. Therefore, there are more new company opportunities to research and follow. As of August 31, 1997, there were over 3,400 small cap companies in the U.S. alone. (Source: Wilshire Associates, 8/31/97. Based on companies with market capitalizations between $100 million and $1 billion whose securities are publicly traded.)

 . WAM wants to maintain the right balance of analysts to new ideas. Ideally, each WAM analyst is responsible for managing about 40 securities held in the portfolio, although they rigorously track many more securities, always looking for "the golden acorns".

 . Now, there were 396 small company mutual funds competing for new ideas. (Source: Lipper Analytical Services, Inc., 8/31/97.) To be the first to uncover great stocks, we must stay ahead of the pack.

Good analytical talent is the key to any fund's success.

Acorn wants WAM to be able to continue to foster an environment where analysts are competitively compensated and have the right tools to find the best stocks.

 . WAM analysts have extensive training and on-going mentoring. WAM's goal is to hire and retain motivated analysts who are driven to provide the best performance and service for our shareholders.

 . WAM must continue to expand its state-of-the-art systems that help WAM monitor the expanding small cap sector.

 . WAM instills in its analysts and portfolio managers the "Acorn Way" of money management that started 27 years ago with Irving Harris and Ralph Wanger.

 . WAM wants to hire the best analysts available. The cost of attracting and retaining analysts has impacted WAM's cost structure as it competes for top-notch analytical talent.

 . The bottom line: attracting and retaining top notch talent is the key to WAM's and Acorn's continued success.

Does raising the fees signal a change in Acorn's core investment philosophy or management team?

Absolutely not. Ralph Wanger is committed to mentoring and developing analysts the "Acorn Way". Its started 27 years ago with Irving Harris and Ralph Wanger. Our investment approach has proven successful through multiple business cycles.

WAM adds value by doing its own homework, rather than following the pack. Therefore, WAM analysts meet with management, go on factory tours, talk with suppliers and competitors as much as possible. Finding a good small company stock takes time and energy (and a lot of travel). Today, Acorn Fund has over 250 stocks in the portfolio.

Acorn likes to buy small, niche companies, hold them while they are mid-cap, and sell them when they are large-cap.

Examples of great little companies we discovered many years ago (ahead of the pack) that have been profitable for our shareholders -- and are now household names include:

Harley Davidson (Motorcycle Manufacturer)
Carnival Cruise Line (Cruise Ship Line)
Liberty Media (Cable TV Programming)

What will the fee proposal mean to Acorn investors?

 . Improved and additional services for our shareholders.

 . Additional resources for WAM analysts.

 . Expanded coverage of small cap stocks.

 . Expanded systems to monitor the expanding small cap sector.

Is this the first time the fee has been adjusted?

No -- the board of trustees has added and modified breakpoints in the fee schedule in the past. Most recently, effective July 1, 1992, breakpoints were modified (by the board) that effectively reduced the rate of fee on Acorn Fund's assets in excess of $1.5 billion.

Why are we raising the fee now?

Acorn Fund has not increased its fee since inception, which was over 27 years ago. In fact, our current fee is considered by many industry watchers to be one of the lowest fees in the mutual fund industry. And even with this fee proposal, Acorn Fund will still have one of the lowest expense ratios. See "Factors Considered by the Board of Trustees -- Comparative Fees and Expense Ratios" in the Proxy Statement.

The asset management industry has dramatically changed and competition for top analytical talent has intensified. As a result, compensation for skilled and experienced equity analysts has escalated.

What's more, other costs, such as state-of-the-art recordkeeping, improved shareholder servicing and timely information systems, continue to climb.

One of the hallmarks of WAM's investment style is careful and thoughtful analysis. Acorn and WAM have applied this same labor-intensive approach to this fee proposal, and believe that the proposed fee is fair and reasonable.

For 27 years the Acorn Fund has been committed to delivering outstanding performance and service to its shareholders. Acorn and WAM care about its shareholders and this fee proposal will allow WAM to continue to manage the Acorn Fund in a prudent and effective way.

The chart that appears on page 2 of "Answers to Some Important Questions" preceding the Proxy Statement and page 9 of the Proxy Statement shows that as of June 30, 1997 $10,000 invested in Acorn in 1970 would be worth $674,822 and that investors' return on investment would have been almost as great -- $651,364 -- if the proposed fees had been in place during the life of the fund. Now, what would have happened if we imposed today's average small cap total expense ratio to $10,000 invested in Acorn Fund since inception? The total investment amount would have only grown to $583,655 versus Acorn Fund's actual results of $674,822.

But we are not imposing the average small cap expense. Our fee proposal keeps us in the bottom 10% of all (396) small cap total expense ratios tracked by Lipper.

How do I vote?

By mail -- sign and date your proxy card, and mail it back to us in the envelope that was with your proxy card.

By telephone--You may register your vote by telephone by calling D.F. KING toll free at 1-888-414-5566. Your call will be taken by a representative of D. F. King & Co., which is working for Acorn to handle this.

You may also vote in person if you are able to attend the meeting. The meeting will be held on December 9, 1997 at 9:00 at the First Chicago Center.

How does this proposal affect Acorn International and Acorn USA?

There will be no change in the total rates of fee paid by Acorn International and Acorn USA. In the case of Acorn International, the new advisory agreement would change the timing of calculation of the advisory fee (which would have the effect of speeding up the impact of changes in Acorn International's assets on the advisory fee). Most funds calculate advisory fees in this way.

WAM now provides both investment advisory and administrative services to Acorn Fund, both of which are covered under the old advisory agreement. The new advisory agreement covers only investment advisory services. If the new agreement is approved, Acorn will also enter into an administrative services agreement with WAM under which WAM will provide the same administrative services to Acorn Fund, Acorn International and Acorn USA (like shareholder servicing and fund accounting) it provides now for a separate fee at the annual rate of .05 of 1% of the average daily net assets of each Fund.